Exhibit 99.1

Press Release

Clean Harbors Reports First-Quarter 2012 Financial Results

•            Organic Growth and Acquisitions Continue to Drive Solid Performance

•            Revenue Increases 32% to $572 Million

•            Net Income Up 41%; EBITDA Climbs 49% to $100.9 Million

•            Margins Improve on Increased Efficiencies; Confirms Full-Year Guidance

Norwell, MA — May 2, 2012 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the first quarter ended March 31, 2012.

Revenues for the first quarter grew 32% to $572.0 million from $435.0 million in the same period in 2011, reflecting a combination of organic growth and contributions from 2011 acquisitions.  Income from operations in the first quarter of 2012 increased 55% to $61.7 million from $39.7 million in the same period of 2011.

All share and per share amounts included in this earnings release reflect the two-for-one stock split completed in July 2011 and have been adjusted retroactively for all periods presented.  First quarter 2012 net income rose 41% to $32.0 million, or $0.60 per diluted share, compared with $22.7 million, or $0.43 per diluted share, in the first quarter of 2011.  The effective tax rate in the first quarter of 2012 was 36.1% compared with 37.1% in the same period of last year. EBITDA (see description below) increased 49% to $100.9 million in the first quarter of 2012 compared with $67.6 million in the same period of 2011.

Comments on the First Quarter

“We opened 2012 with a solid first-quarter performance,” said Alan S. McKim, Chairman and Chief Executive Officer. “We delivered revenue growth of more than 30%, which drove a corresponding increase in profitability of more than 40%.  At the same time EBITDA grew by nearly 50% as we achieved healthy EBITDA margins of 17.6% in what was historically a lower margin quarter for the Company.  Our Energy and Industrial business led the way, generating high levels of activity throughout the quarter despite the early onset of the Spring break-up.  In addition, our Environmental business benefited from increased volumes and an early start for some client projects scheduled for the second quarter.”

“Each of our operating segments was a key contributor in the quarter,” McKim said. “Within Technical Services, utilization at our incinerators climbed to 90% from 85% a year ago, and volumes at our landfills rose by 19%, largely due to energy-related work.  Within Field Services, we generated a steady stream of ongoing maintenance and project work in the quarter.  Our Industrial Services segment grew nearly 40% as a result of heightened activity in the Oil Sands region, continued demand for our broad array of specialty services and a strong performance from our lodging business.  Our Oil & Gas Field Services segment essentially doubled in size from the same period of 2011.  The increase was driven by demand across Western Canada, a variety of

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shale play-related work in the U.S. and Canada, and cross-selling opportunities afforded by Peak and other acquisitions we completed in 2011.”

Non-GAAP Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the first quarter of 2012 and 2011 (in thousands):

	For the three months ended:
	March 31, 2012	March 31, 2011

Net income	$32,015	$22,730
Accretion of environmental liabilities	2,416	2,389
Depreciation and amortization	36,831	25,460
Other expense (income)	299	(2,899)
Interest expense, net	11,272	6,478
Provision for income taxes	18,115	13,433
EBITDA	$100,948	$67,591

Business Outlook and Financial Guidance

“Based on our ongoing company initiatives and positive industry trends, particularly in the Energy and Industrial areas of our business, we remain encouraged about our prospects for 2012.  On the top-line, we expect to continue to make growth-oriented capital investments, pursue additional cross-selling opportunities, and extend the sales momentum we have established in many of our key verticals.  In addition, we intend to remain active on the acquisition front and leverage our strong financial position and steady cash flow.  From a margin perspective, we intend to drive increased efficiencies and capitalize on economies of scale across the organization as we grow. Looking ahead, we are continuing to see indications of the ongoing economic recovery throughout North America, which further reinforces our positive outlook,” McKim concluded.

Based on its first-quarter performance and current market conditions, Clean Harbors is reiterating its 2012 annual revenue and EBITDA guidance.  The Company continues to expect 2012 revenues in the range of $2.20 billion to $2.25 billion.  For 2012, the Company continues to expect EBITDA in the range of $400 million to $410 million. The Company’s 2012 guidance implies an EBITDA margin of greater than 18% for the full year.  This guidance is exclusive of any potential future acquisitions.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of the Company’s website at www.cleanharbors.com.

Contacts:

James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:
	March 31,	March 31,
	2012	2011

Revenues	$572,022	$434,962
Cost of revenues (exclusive of items shown separately below)	400,315	312,577
Selling, general and administrative expenses	70,759	54,794
Accretion of environmental liabilities	2,416	2,389
Depreciation and amortization	36,831	25,460
Income from operations	61,701	39,742
Other (expense) income	(299)	2,899
Interest (expense), net	(11,272)	(6,478)
Income before provision for income taxes	50,130	36,163
Provision for income taxes	18,115	13,433
Net income	$32,015	$22,730
Earnings per share:
Basic	$0.60	$0.43
Diluted	$0.60	$0.43

Weighted average common shares outstanding	53,227	52,798
Weighted average common shares outstanding plus potentially dilutive common shares	53,488	53,158

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	March 31,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$241,527	$260,723
Marketable securities	4,997	111
Accounts receivable, net	463,431	449,553
Unbilled accounts receivable	29,904	29,385
Deferred costs	5,787	5,903
Prepaid expenses and other current assets	62,118	73,349
Supplies inventories	57,695	56,242
Deferred tax assets	16,426	16,602
Total current assets	881,885	891,868

Property, plant and equipment, net	918,684	903,947

Other assets:
Long-term investments	4,245	4,245
Deferred financing costs	12,872	13,607
Goodwill	125,723	122,392
Permits and other intangibles, net	138,967	139,644
Other	10,519	10,100
Total other assets	292,326	289,988
Total assets	$2,092,895	$2,085,803

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	March 31,	December 31,
	2012	2011
Current liabilities:
Current portion of capital lease obligations	$7,365	$8,310
Accounts payable	172,551	178,084
Deferred revenue	29,157	32,297
Accrued expenses	114,501	147,992
Current portion of closure, post-closure and remedial liabilities	18,653	15,059
Total current liabilities	342,227	381,742
Other liabilities:
Closure and post-closure liabilities, less current portion	28,560	30,996
Remedial liabilities, less current portion	121,885	124,146
Long-term obligations	523,833	524,203
Capital lease obligations, less current portion	5,406	6,375
Unrecognized tax benefits and other long-term liabilities	119,706	117,354
Total other liabilities	799,390	803,074
Total stockholders’ equity, net	951,278	900,987
Total liabilities and stockholders’ equity	$2,092,895	$2,085,803